SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                February 10, 2000




                               PS FINANCIAL, INC.
      -------------------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)




          Delaware                   0-28864              36-4101473
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       (State or other       (Commission File No.)      (IRS Employer
        jurisdiction of                                  Identification
        incorporation)                                   Number)




             4800 South Pulaski Road, Chicago, Illinois   60632
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              (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (773) 376-3800
                                                           --------------


                                       N/A
      -------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events
---------------------

     On February 10, 2000, the Registrant issued the attached press release announcing the fourth quarter results.


Item 7.  Financial Statements and Exhibits
------------------------------------------

         (a)      Exhibits

                  99      Press release, dated February 10, 2000.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   PS FINANCIAL, INC.




Date:  March 17, 2000          By: /s/ Jeffrey Przybyl
      -------------------          --------------------------------
                                   Jeffrey Przybyl
                                   Chief Financial Officer
                                   (Principal Financial and Accounting Officer)

                                                                      EXHIBIT 99

PS Financial, Inc.
4800 SOUTH PULASKI ROADCHICAGO, ILLINOIS  60632(773) 376-3800
PRESS RELEASE                                          FOR IMMEDIATE RELEASE
                                                       Contact: K. P. Rooney
                                                         PRESIDENT and CEO
                                                      Telephone: 773-376-3800

                               PS Financial, Inc.
                 Announces Year End and Fourth Quarter Earnings

Chicago, Illinois (February 10, 2000: NASDAQ: "PSFI"), K. P. Rooney, President and Chief Executive Officer of PS Financial, Inc., holding company for Preferred Savings Bank, today announced the company's fourth quarter financial results. The three months ended December 31, 1999 produced net income of $389,000 compared to $368,000 for the three months ended December 31, 1998.

Net interest income increased to $974,000 for the fourth quarter of 1999 from $847,000 for the fourth quarter of 1998. Net interest income increased primarily due to an increase in the balance of interest-earning assets. The increase in net interest income was partially offset by an increase in other noninterest expense of $48,000 and a loss on sale of securities of $29,000 compared to a gain of $21,000 in 1998. However, due to the utilization of excess capital to implement the Company's stock repurchase plans, the Company's return on equity increased to 7.57% from 6.85% for the same period in the prior year.

Net income for the twelve months ended December 31, 1999 was $1.6 million compared to $1.5 million for the twelve months ended December 31, 1998, an increase of 6.67%. Net interest income increased to $3.8 million in the twelve months ended December 31, 1999 compared to $3.7 million in the twelve months ended December 31, 1998 primarily due to an increase in the average balance of interest-earning assets. The increase in net interest income, as well as a $118,000 decrease in income taxes, was partially offset by an increase in noninterest expense of $113,000 and a loss on sales of securities of $86,000. The increase in noninterest expense was primarily the result of expenses incurred to convert data processing systems. The decrease in income taxes was the result of purchasing tax exempt municipal securities.

The corporation had $122 million in assets and $19 million in stockholders' equity as of December 31, 1999.

Preferred Savings Bank, a federally chartered, FDIC-insured savings bank founded in 1891 serves customers in Cook County, Illinois by operating one full service office located in Chicago, Illinois and exceeds all capital standards imposed by the federal government.

PS Financial, Inc. shares are traded on The NASDAQ Stock Market under the symbol "PSFI".

PS Financial, Inc.4800 SOUTH PULASKI ROADCHICAGO, ILLINOIS 60632  (773) 376-3800

                                           At                          At
                                      December 31,                December 31,
                                          1999                        1998
                                      ------------                ------------
                                                   (In Thousands)
Selected Financial Condition Data
Total assets                             $121,734                    $102,784
Cash & cash equivalents                     3,305                       4,237
Loans Receivable, net                      72,179                      56,822
Securities available-for-sale              41,186                      38,950
Deposits                                   63,983                      55,429
FHLB Advances                              37,405                      23,764
Shareholders' Equity                       18,872                      21,026


                                Three Months Ended        Twelve Months Ended
                             ------------------------- -------------------------
                             December 31, December 31, December 31, December 31,
                                 1999        1998         1999          1998
                             -----------  ------------ ------------ ------------
                                                   (In Thousands)
Selected Operations Data:
Interest income                   $2,157     $1,793        $8,005      $6,757
Interest expense                   1,183        906         4,181       3,101
                                   -----        ---         -----       -----
   Net interest income before
      provision for loan losses
                                     974        887         3,824       3,656
Provision for loan losses             15         40            15          80
                                      --         --            --          --
   Net interest income after
      provision for loan losses
                                     959        847         3,809       3,576
Gain (loss) on sale of securities   (29)         21          (86)          43
Other noninterest income              29         23            89          94
Total other noninterest expense      419        371         1,602       1,489
                                     ---        ---         -----       -----
Income before income taxes           540        520         2,210       2,224
Income taxes                         151        152           606         724
                                     ---        ---           ---         ---
  Net income                      $  389     $  368        $1,604      $1,500
                                     ===        ===         =====       =====

Earnings Per Share                $ 0.25     $ 0.23        $ 1.01      $ 0.83

PS Financial, Inc.4800 SOUTH PULASKI ROADCHICAGO, ILLINOIS  60632(773) 376-3800

                                                  At or For the Three Months Ended At or For the Twelve Months Ended
                                                  -------------------------------- ---------------------------------
                                                    December 31,    December 31,      December 31,    December 31,
                                                        1999           1998               1999            1998
                                                  --------------- ---------------- ---------------- ----------------
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets(1)                             1.20%           1.46%              1.44%          1.66%
Return on average equity(1)                             7.57            6.85               8.10           6.69
Average equity to average assets                       15.85           21.38              17.76          24.84
Shareholders' equity to total assets at end of         15.50           20.45              15.50          20.45
period
Interest rate spread at end of period                   2.51            2.74               2.51           2.74
Net interest margin(1)(2)                               3.26            3.60               3.52           4.14
Average interest-earning assets to average
interest-bearing liabilities                          118.07          128.14             121.80         135.19
Efficiency ratio(3)                                    43.02           39.90              41.86          39.25
Noninterest expense to average assets(1)                1.40            1.48               1.44           1.65

Asset Quality Ratios
Non-performing assets to total assets at end of         1.04            1.11               1.04           1.11
period
Allowance for loan losses to total loans receivable     0.37            0.45               0.37           0.45
Allowance for loan losses as a percent of              21.06           26.71              21.06          26.71
non-performing loans


(1)  Ratios for the three month periods have been annualized
(2)  Net interest income divided by average interest earning assets

(3) The efficiency ratio represents noninterest expense as a percent of net interest income and noninterest income before provision for loan losses.